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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

COMMERCIAL METALS COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

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☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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2) Form, Schedule or Registration Statement No.:

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4) Date Filed:

SEC 1913 (11-01)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

COMMERCIAL METALS COMPANY

6565 North MacArthur Boulevard
Irving, Texas 75039
Telephone (214) 689-4300

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held January 27, 2005

       The Annual Meeting of Stockholders of Commercial Metals Company, a Delaware corporation, will be held in the amphitheater at the Four Seasons conference center, 4150 North MacArthur Boulevard, Irving, Texas, on January 27, 2005, at 10:00 a.m., Central Standard Time. If you are planning to attend the meeting in person, please check the appropriate space on the enclosed proxy card. A map is included on the back cover of the attached Proxy Statement. The meeting will be held for the following purposes:

(1) To elect three persons to serve as directors until the 2008 annual meeting of stockholders and until their successors are elected;

(2) To consider and act upon a proposal to amend our 1999 Non-Employee Director Stock Option Plan to provide grants of either options or restricted stock to non-employee directors of the Company and to increase the number of shares that may be purchased upon exercise of the options from 3,000 shares to 6,000 shares;

(3) To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2005; and

(4) To transact such other business as may properly come before the meeting or any adjournments of the meeting.

      Only stockholders of record on November 29, 2004, are entitled to notice of and to vote at the meeting or any adjournments of the meeting.

      You are cordially invited to attend the annual meeting. Whether or not you plan to attend the meeting in person, you are urged to fill out, sign and mail promptly the enclosed proxy card in the accompanying envelope on which no postage is required if mailed in the United States. Alternatively, you may vote your shares via telephone or the internet as described on the enclosed proxy card. Proxies forwarded by or for brokers or fiduciaries should be returned as requested by them. The prompt return of proxies will save the expense involved in further communication.

By Order of the Board of Directors,

DAVID M. SUDBURY
Vice President, Secretary
and General Counsel

Dallas, Texas

December 8, 2004

COMMERCIAL METALS COMPANY

6565 North MacArthur Boulevard
Irving, Texas 75039
Telephone (214) 689-4300

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

To Be Held January 27, 2005

       This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Commercial Metals Company for use at the annual meeting of our stockholders to be held on January 27, 2005, and at any and all adjournments of the meeting. The approximate date on which this proxy statement and accompanying proxy card are first being sent or given to stockholders is December 10, 2004.

      Shares represented by each proxy, if properly executed and returned to us prior to the meeting, will be voted as directed, but if not otherwise specified, will be voted for the election of three directors, for approval of the proposal to amend our 1999 Non-Employee Director Stock Option Plan to provide grants of either options or restricted stock to non-employee directors of the Company and to increase the number of shares that may be purchased upon exercise of the options from 3,000 shares to 6,000 shares, and to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm, all as recommended by our Board of Directors. A stockholder executing the proxy may revoke it at any time before it is voted by giving written notice to the Secretary of Commercial Metals Company, by subsequently executing and delivering a new proxy or by voting in person at the meeting (although attending the meeting without executing a ballot or executing a subsequent proxy will not constitute revocation of a proxy).

      Stockholders of record can simplify their voting and reduce our cost by voting their shares via telephone or the Internet. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, allow stockholders to vote their shares and to confirm that their instructions have been properly recorded. If a stockholder’s shares are held in the name of a bank or broker, the availability of telephone and Internet voting will depend upon the voting processes of the bank or broker. Accordingly, stockholders should follow the voting instructions on the form they receive from their bank or broker.

      Stockholders who elect to vote via the Internet may incur telecommunications and Internet access charges and other costs for which they are solely responsible. The Internet and telephone voting facilities for stockholders of record will close at 11:59 p.m., Eastern Standard Time, on the evening before the annual meeting. Instructions for voting via telephone or the Internet are contained in the enclosed proxy card.

OUTSTANDING VOTING SECURITIES

      On November 29, 2004, the record date for determining stockholders entitled to vote at the annual meeting, we had outstanding 29,437,945 shares of our common stock, par value $5.00 per share, not including 2,827,221 treasury shares. Each share of our common stock is entitled to one vote for each director to be elected and upon all other matters to be brought to a vote. We had no shares of preferred stock outstanding at November 29, 2004.

      The presence of a majority of our outstanding common stock represented in person or by proxy at the meeting will constitute a quorum. Shares represented by proxies that are marked “abstain” will be counted as shares present for purposes of determining the presence of a quorum. Proxies relating to “street name” shares that are voted by brokers on some matters will be treated as shares present for purposes of determining the presence of a quorum, but will not be treated as shares entitled to vote at the annual meeting on those matters as to which authority to vote is withheld by the broker. Such shares as to which authority to vote is withheld are called broker non-votes.

      The three nominees receiving the highest vote totals will be elected as directors. Accordingly, abstentions and broker non-votes will not affect the outcome of the election of directors.

      All other matters to be voted on will be decided by the affirmative vote of a majority of the shares present or represented at the meeting and entitled to vote, provided that, with respect to the approval of the amendment to the 1999 Non-Employee Director Stock Option Plan, the total votes cast represent over 50% of all shares entitled to vote on the proposal. On any such matter, an abstention will have the same effect as a negative vote. A broker non-vote on such matters will not be counted as an affirmative vote or a negative vote because shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority.

      Management has designated the proxies named in the accompanying form of proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

      On the basis of filings with the Securities and Exchange Commission and other information, we believe that as of the record date the following person, including groups of persons, beneficially owned more than 5% of our outstanding common stock:

	Amount and Nature	Percent
Name and Address	of Beneficial Ownership	of Class

Dimensional Fund Advisors Inc.	2,017,016 (1)	6.85%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

(1)	Based on Amendment No. 1 to Schedule 13G report filed with the Securities and Exchange Commission on February 6, 2004.

      The following table sets forth information known to us about the beneficial ownership of our common stock as of December 6, 2004, by each director and nominee for director, the Chief Executive Officer, the other executive officers included in the Summary Compensation Table, and all current directors, nominees for director and executive officers as a group. Unless stated otherwise in the notes to the table, each person named below has sole authority to vote and invest the shares listed.

	Owned
	Shares of	Option Shares	Total Shares of	Percentage of
	Common	of Common	Common Stock	Common Stock
Name	Stock	Stock(1)	Beneficially Owned	Beneficially Owned

Adams, Harold L.	0	1,500	1,500	*
Feldman, Moses(2)	1,418,684	3,000	1,421,684	4.83%
Heinkele, Harry J.	59,280	0	59,280	*
Howell, A. Leo	113,178	0	113,178	*
Loewenberg, Ralph E.(3)	0	40,905	40,905	*
Massaro, Anthony A.	2,000	40,905	42,905	*
McClean, Murray R.	7,000	26,520	33,520	*
Neary, Robert D.	5,000	10,112	15,112	*
Owen, Dorothy G.	316,074	40,905	356,979	1.21%
Rabin, Stanley A.	417,000	215,800	632,800	2.15%
Selig, Clyde P.	88,258	72,582	160,840	*
Smith, J. David	0	1,500	1,500	*
Womack, Robert R.	8,670	30,596	39,266	*
All current directors and executive officers as a group (22 persons)	2,683,780	860,769	3,544,549	12.04%

*	Less than one percent

(1)	Represents shares subject to options exercisable within 60 days of December 6, 2004.

(2)	Moses Feldman has sole voting and dispositive power over 111,088 shares and shared voting and dispositive power over 1,307,596 shares. Includes 651,382 shares owned by the Marital Trust under the Trust Indenture created by the Will of Jacob Feldman of which Moses Feldman is one of four trustees and 656,214 shares owned of record by The Feldman Foundation a Texas non-profit corporation, of which Moses Feldman is one of three voting directors. Moses Feldman disclaims beneficial ownership as to all shares held by The Feldman Foundation and the Marital Trust.

(3)	Mr. Loewenberg is one of four trustees of the Marital Trust under the Trust Indenture created by the Will of Jacob Feldman which owns 656,214 shares. Mr. Loewenberg disclaims any beneficial interest as to such shares.

PROPOSAL I

ELECTION OF DIRECTORS

      The size of our Board of Directors had been 11 members. Our restated certificate of incorporation divides the Board of Directors into three classes. The term of office of the four existing Class I directors expires at this annual meeting of stockholders. Because A. Leo Howell is retiring as a director, there are only three Class I nominees standing for election, and the size of our Board has been reduced to ten members. The term of the three Class II directors ends at the 2006 annual meeting of stockholders, and the term of the four Class III directors ends at the 2007 annual meeting of stockholders. Proxies cannot be voted for the election of more than three persons to the Board of Directors at the meeting.

      Each nominee has consented to being named in this proxy statement and to serve if elected. If any nominee becomes unavailable for any reason, the shares represented by the proxies will be voted for the person, if any, as may be designated by our Board of Directors. However, management has no reason to believe that any nominee will be unavailable.

      The following table sets forth information about the directors. All directors have been employed in substantially the same positions set forth in the table for at least the past five years except for Messrs. Massaro, Womack and Selig. Mr. Massaro retired as President and Chief Executive Officer of Lincoln Electric Holdings, Inc. in June 2004 and as Chairman of the Board in October 2004. Mr. Womack retired as Chairman and Chief Executive Officer of Zurn Industries, Inc. and Chief Executive of U.S. Industries Bath and Plumbing Products Group in January 2000. Mr. Selig was elected to the additional position of Chief Executive Officer of the CMC Steel Group in June 2002.

NOMINEES

		Served as
Name, Principal		Director
Occupation and Business	Age	Since

Class I — Term to Expire in 2008
Dorothy G. Owen Retired – Former Chairman of the Board, Owen Steel Company, Inc.; Management of Investments	69	1995
J. David Smith Chairman, President and Chief Executive Officer, Euramax International, Inc.	55	2004
Robert R. Womack Retired – Former Chairman and Chief Executive Officer, Zurn Industries, Inc. and Chief Executive of U.S. Industries Bath and Plumbing Products Group	67	1999

DIRECTORS CONTINUING IN OFFICE

		Served as
Name, Principal		Director
Occupation and Business	Age	Since

Class II — Term to Expire in 2006
Anthony A. Massaro Retired – Former Chairman, President and Chief Executive Officer of Lincoln Electric Holdings, Inc.	60	1999
Robert D. Neary Retired – Former Co-Chairman of Ernst & Young	71	2001
Clyde P. Selig Vice President, Commercial Metals Company; President and Chief Executive Officer, CMC Steel Group	72	2002
Class III — Term to Expire in 2007

Moses Feldman President, AeroMed, Inc.	64	1976
Ralph E. Loewenberg President, R. E. Loewenberg Capital Management Corporation	65	1971
Stanley A. Rabin Chairman, President and Chief Executive Officer, Commercial Metals Company	66	1979
Harold L. Adams Chairman Emeritus, RTKL Associates Inc.	65	2004

      Clyde P. Selig is the uncle of Jeffrey H. Selig, an executive officer. There are no other family relationships among the directors, nominees and executive officers.

      Mr. Adams is a director of Legg Mason, Inc. and Lincoln Electric Holdings, Inc. Mr. Massaro is a director of Thomas Industries, Inc. and PNC Financial Services Group, Inc. Mr. Neary is a director of Strategic Distribution, Inc. and is Chairman of the Board of Trustees of Armada Funds. Mr. Smith is a director of Euramax International, Inc. Mr. Womack is a director of Jacuzzi Brands, Inc.

ADDITIONAL INFORMATION RELATING TO CORPORATE GOVERNANCE

AND THE BOARD OF DIRECTORS

      Corporate Governance. Our Board of Directors has determined, after considering all the relevant facts and circumstances, that Messrs. Adams, Feldman, Loewenberg, Massaro, Neary, Smith, and Womack, and Ms. Owen are independent, as “independence” is defined by the revised listing standards of the New York Stock Exchange, because they have no direct or indirect material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).

      We have three standing board committees, Audit, Compensation and Nominating and Corporate Governance. Membership of each of these Committees is comprised entirely of independent directors. The Board of Directors has adopted charters for each of these Committees describing the authority and responsibilities delegated to each Committee by the board. Our Board of Directors has also adopted corporate governance guidelines. All Committee charters, corporate governance guidelines, financial code of ethics and other information is available at our website, www.commercialmetals.com.

      Non-management directors regularly schedule executive sessions in which non-management directors meet without the presence of management. The presiding director of such executive sessions rotates among the Chairs of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee. Interested parties may communicate with the non-management directors by submitting a letter addressed to Non-management Directors c/o General Counsel at P.O. Box 1046, Dallas, Texas 75221.

      Meetings of the Board of Directors. During the fiscal year ended August 31, 2004, the entire Board of Directors met eight times, of which seven were regularly scheduled meetings and one was a special meeting. All directors attended at least seventy-five percent or more of the meetings of the Board and of the Committees on which they served.

      Audit Committee. The Board of Directors has a standing Audit Committee which performs the activities more fully described in the Audit Committee Report on page 19. The members of the Audit Committee during fiscal year 2004 were Messrs. Womack (Chairman), Feldman, Neary, and Smith and, until January 2004, Ms. Owen. During the fiscal year ended August 31, 2004, the Audit Committee met thirteen times.

      Compensation Committee. The Board of Directors has a standing Compensation Committee that is responsible for the matters described in the Committee’s charter including annually reviewing and approving corporate goals and objectives relevant to the CEO’s compensation, evaluating the CEO’s performance in light of those goals and objectives and setting the CEO’s compensation based on this evaluation as well as assisting the Board in the discharge of its responsibilities relating to the establishment, administration and monitoring of fair and competitive compensation and benefits programs for the Company’s executive officers and other executives. During 2004 the Compensation Committee consisted of Messrs. Loewenberg (Chairman), Feldman, Neary, Massaro and Adams. The Compensation Committee met five times during the fiscal year ended August 31, 2004, to establish the CEO’s salary and bonus, make recommendations to the Board of Directors as to salary and bonus compensation for other executive officers, to review compensation policies, approve the issuance of stock options, conduct Committee self-assessment and consider the Committee’s charter.

      Nominating and Corporate Governance Committee. The Board of Directors has a standing Nominating and Corporate Governance Committee that is responsible for the matters described in the Committee’s charter including efforts to identify and make recommendations as to individuals qualified to be nominated for election to the Board of Directors, reviewing management succession planning, and corporate governance matters. During 2004, the Nominating and Corporate Governance Committee consisted of Messrs. Massaro (Chairman), Adams, Feldman, Loewenberg, Neary, Smith, and Womack, and Ms. Owen. The Nominating and Corporate Governance Committee met seven times during the fiscal year ended August 31, 2004, to consider Board structure, corporate governance matters including governance guidelines and Committee charters, Committee and Board self-assessment process, candidates for directors and executive officer succession. The Committee will consider persons recommended by stockholders for inclusion as nominees for election to our Board of Directors if the names, biographical data and qualifications of such persons are submitted in writing in a timely manner addressed to the attention of the Committee and delivered to the Secretary of Commercial Metals Company at P.O. Box 1046, Dallas, Texas 75221.

      Compensation of Non-employee Directors. None of our employees receive additional compensation for serving as a director. Messrs. Adams, Feldman, Loewenberg, Massaro, Neary, Smith, and Womack, and Ms. Owen were paid an annual retainer fee of $34,000 and $1,500 for each Board meeting and Committee meeting. Effective as of October 2004, the annual retainer fee was increased to $40,000. Chairmen of the Audit, Compensation and Nominating and Corporate Governance Committees receive an additional payment of $5,000 per year. We also reimburse the directors for expenses in connection with their attendance at Board and Committee meetings.

      The 1999 Non-Employee Director Stock Option Plan approved at the 2000 annual meeting of stockholders provides that each non-employee director receive on the date of each annual meeting of stockholders an option to acquire, as adjusted for our June, 2002, two-for-one stock dividend, 3,000 shares. The amendment to the Plan submitted as Proposal II would, among other things, increase the number of shares that may be purchased upon exercise of an option from 3,000 shares to 6,000 shares, which would be adjusted to 12,000 shares effective with our two-for-one stock dividend to be paid on January 10, 2005 to stockholders of record as of December 13, 2004. Directors elected to fill vacancies between annual meetings receive a grant for a pro rata amount based on their period of service before the next annual meeting. Each non-employee director received on January 22, 2004, an option to acquire 3,000 shares of common stock at an exercise price of $30.10 per share. In addition, each non-employee director may make an irrevocable election prior to January 1 of each year, to accept an additional option grant in lieu of all or part of the annual cash retainer to be paid for that year. The number of shares subject to option as a result of this election is determined by dividing the amount of the annual retainer by the Black-Scholes value for one share as of the grant date. The grant date is the date of the annual meeting of stockholders following the calendar year covered by the election. Messrs. Loewenberg and Massaro and Ms. Owen each received an option to acquire 3,749 shares of common stock at $30.10 on January 22, 2004 in lieu of receipt of the annual cash retainer for calendar year 2003. Messrs. Loewenberg and Massaro have elected to accept an option for a number of shares to be determined and granted January 27, 2005, in lieu of their retainer fee for the calendar year 2004. J. David Smith has elected to accept an option on the same terms for a portion of his retainer fee for the calendar year 2004.

      The exercise price for all options granted non-employee directors shall be the fair market value on the day of grant. One-half of the number of the shares covered by each option vests on the first anniversary of the date of grant with the remaining one-half vesting on the second anniversary or immediately upon a change in control. All options received as a result of a non-employee director’s election to receive an option in lieu of the cash retainer are fully vested on the date of grant. All non-employee director options terminate on the earliest of (i) the seventh anniversary of the date of grant; (ii) one year after termination of service by reason of death or disability; (iii) two years after termination of service by reason of retirement after age sixty-two; or (iv) thirty days following termination of service for any other reason. These options are “non-qualified” options under §422A of the Internal Revenue Code. We are submitting to stockholders for approval a proposed amendment to the 1999 Non-Employee Director Stock Option Plan to permit the grant of either stock options or restricted stock as described more fully on page 16 under Proposal II.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, executive officers and beneficial owners of more than 10% of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and any of our other equity securities. Based solely upon our review of the copies of such forms received by us or written representations that no Form 5’s were required from reporting persons, we believe that all such reports were submitted on a timely basis during the year ended August 31, 2004, except as follows:

      A. Leo Howell, Vice President and President of our Howell Metal Company subsidiary and a director, inadvertently failed to timely report 3 separate dispositions that occurred on January 6, 2004, in the aggregate amount of 8,800 shares. The transactions were reported on a Form 4 filed October 14, 2004.

      William B. Larson, Vice President and Chief Financial Officer, inadvertently failed to timely report an acquisition on July 19, 2004, of 1.103 shares resulting from a broker administered automatic dividend reinvestment program. The transaction was reported on Form 4 filed October 20, 2004.

      Jeffrey H. Selig, Vice President and CMC Steel Group-East President, inadvertently failed to timely report 7 dispositions that occurred between January 9, 2004 and May 15, 2004, in the aggregate amount of 19,873 shares. The transactions were reported on Form 4 filed on May 24, 2004.

EXECUTIVE COMPENSATION

      The following table sets forth information concerning compensation paid during each of the last three fiscal years to the Chief Executive Officer and the named executive officers.

SUMMARY COMPENSATION TABLE

				Long-Term
				Compensation

		Annual Compensation		Awards of
				Stock		All Other
	Fiscal	Salary	Bonus	Option/SARs	LTIP Payouts	Compensation
Name and Principal Position	Year	($)	($)	(#)(1)	($)(2)	($)(3)

Stanley A. Rabin	2004	550,000	1,650,000	41,800	345,729	369,536
Chairman, President and	2003	525,000	240,000	41,800	0	35,072
Chief Executive Officer	2002	475,000	350,000	38,000	0	87,941
A. Leo Howell	2004	350,000	700,000	0	185,602	153,954
Vice President; President –	2003	350,000	120,000	0	0	21,508
Howell Metal Company	2002	340,000	240,000	0	0	63,236
Clyde P. Selig	2004	350,000	800,000	0	101,899	167,053
Vice President; CMC Steel Group –	2003	350,000	134,500	0	0	22,670
President and Chief Executive Officer	2002	320,000	235,000	0	0	69,335
Murray R. McClean	2004	320,000	750,000	15,000	112,817	102,268
Executive Vice President and Chief	2003	320,000	380,000	12,800	0	27,353
Operating Officer	2002	310,000	295,000	13,720	0	45,622
Harry J. Heinkele	2004	280,000	800,000	0	0	173,873 (4)
Vice President; President –	2003	280,000	350,000	0	0	28,944
Secondary Metals Processing Division	2002	270,000	145,000	0	0	47,407

(1)	These awards were granted under our 1996 Long-Term Stock Incentive Plan. The exercise price is the fair market value of such share on the date granted. Although our 1996 Long-Term Stock Incentive Plan provides for the granting of stock appreciation rights, performance awards, restricted stock and incentive stock options qualified under Section 422A of the Internal Revenue Code, none have been made and each of the awards shown represent stock options which do not qualify under Section 422A. The options are exercisable one half at one year from grant date and the second half two years from grant date and expire seven years from grant date. All options may vest earlier upon a change in control as defined in the plan.

(2)	These amounts represent payments earned during 2004 under the Key Employee Long-Term Performance Plan described in the Compensation Committee Report on page 9. This Plan creates a rolling series of three year performance periods. The payments reported are for the 2002-2004 fiscal year performance period during which 90.9% of the target performance objective as established in 2002 was achieved. No prior payouts had been made under the Plan.

(3)	The compensation reported represents contributions to and forfeitures allocated to the account of the recipient under the Commercial Metals Companies Profit Sharing and 401(k) Plan and contributions to the account of the recipient pursuant to the Benefit Restoration Plan, a non-qualified plan for certain executives. All of the amounts reported are fully vested in the recipient. The compensation for the named executive officers for fiscal year 2004 include a credit to the account of each under the Benefit Restoration Plan in the following amounts: Mr. Rabin – $350,368; Mr. Howell – $134,786; Mr. Selig – $147,885; Mr. McClean – $83,100; and Mr. Heinkele – $84,148.

(4)	This amount includes a retirement gift valued at $70,557 in recognition of Mr. Heinkele’s 24 years of service to the company.

      The following table provides information on options granted to Messrs. Rabin and McClean and to all of our current executive officers as a group in fiscal year 2004. There were no option grants to the other executive officers included in the Summary Compensation Table.

OPTION GRANTS IN LAST FISCAL YEAR

					Potential Realizable
					Value at
					Assumed Annual Rates
	Number of	% of Total			of Stock Price
	Securities	Options			Appreciation For
	Underlying	Granted to	Exercise or		Option Term($)(3)
	Options	Employees in	Base Price	Expiration
Name	Granted(#)(1)	Fiscal Year	($/Sh)(2)	Date	5%	10%

Stanley A. Rabin	41,800	4.9%	31.125	3/5/2011	$529,648	$1,234,305
Murray R. McClean	15,000	1.8%	31.125	3/5/2011	$190,065	$442,932
All executive officers as a group (11 persons)	155,025	18.1%	31.125	3/5/2011	$1,964,322	$4,577,705
Potential Future Commercial Metals Company Stock Price					$43.80	$60.65

(1)	These options become exercisable on in two equal installments, one-half March 5, 2005, and one-half March 5, 2006 or earlier upon a change of control as defined in our 1996 Long-Term Stock Incentive Plan.

(2)	The exercise price is the fair market value (mean of high and low sales price) on the date of grant.

(3)	The dollar amounts in the last two columns are the result of calculations at the 5% or 10% compound annual rates set by the Securities and Exchange Commission and are not intended to forecast future appreciation of our stock.

      The following table provides information concerning the exercise of options during fiscal year 2004 and unexercised options held as of August 31, 2004, for the executive officers included in the Summary Compensation Table.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION/SAR VALUES

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-The-Money
	Shares		Options at FY-End(#)		Options at FY-End($)(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Stanley A. Rabin	76,000	1,332,360.00	247,300	62,700	5,025,383.50	565,449.50
A. Leo Howell	30,600	487,738.50	0	0	0	0
Clyde P. Selig	38,460	488,650.96	72,582	0	1,495,495.24	0
Murray R. McClean	0	0	37,120	21,400	697,630.25	180,830.00
Harry J. Heinkele	0	0	0	0	0	0

(1)	The amounts shown represent the difference between the market value of our common stock on August 31, 2004, of $34.615 and the exercise price of such options.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

      We entered into an employment agreement with Murray R. McClean on September 1, 1999. Mr. McClean was then employed as a Vice President of Commercial Metals Company and as President of the Marketing and Distribution segment. He was elected Executive Vice President and Chief Operating Officer in September 2004. The initial term of the employment agreement expired August 31, 2002, but the agreement automatically extends for three consecutive one-year terms, beginning September 1, 2002, unless either party terminates the agreement. Mr. McClean’s minimum base salary is $300,000 per year. He is also eligible to earn a discretionary annual bonus. Mr. McClean is eligible to participate in or receive benefits under any plan or arrangement made generally available to our employees. If we terminate Mr. McClean’s employment for cause, or for nonperformance due to disability, or if Mr. McClean terminates his own employment, then we have no further payment obligations. If we terminate Mr. McClean’s employment without cause, then we must pay his base salary for a period of 12 months. Mr. McClean has agreed that during the term of his employment and for two years after his termination, he will not participate in any business that is competitive with our business.

RETIREMENT BENEFITS

      Substantially all of our employees in the United States are eligible to participate in our profit sharing and 401(k) plan, a defined contribution plan. We have no defined benefit pension plan. Our employees outside the United States generally are eligible for statutory retirement coverage under the law of the country where employed.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The members of the Compensation Committee of our Board of Directors are Messrs. Loewenberg (Chairman), Adams, Feldman, Massaro and Neary. None of the members of the Compensation Committee was at any time during fiscal year 2004, or at any other time, an officer or employee of Commercial Metals Company. None of the Company’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving either as a member of the Company’s Compensation Committee or as a member of the Company’s Board of Directors.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      This report is submitted by the Compensation Committee concerning compensation policies applicable to our thirteen executive officers as of fiscal year end and the basis for Mr. Rabin’s compensation as Chief Executive Officer for our fiscal year ended August 31, 2004. The Compensation Committee is comprised of non-employee directors, Messrs. Loewenberg (Chairman), Adams, Feldman, Massaro and Neary.

Objectives and Strategy

      The company has two cash incentive plans — the Key Employee Annual Incentive Plan and the Key Employee Long-Term Performance Plan. During the fiscal year twelve of our thirteen executive officers and certain other key employees participated in both plans. One executive officer had previously elected not to participate in the Key Employee Long-Term Performance Plan. As of August 31, 2004, only one of our executive officers had an employment contract (described at Employment Contracts and Termination of Employment Arrangements on page 8).

      The objectives of our Key Employee Annual Incentive Plan include:

•	payment for short-term results by achieving annual business and financial performance targets;

•	directly linking compensation where appropriate to consolidated financial results;

•	maintaining an entrepreneurial culture among key managers by linking compensation to financial results in defined areas of responsibility;

•	communicating expectations, results and incentive payouts;

•	paying competitive or above market total cash compensation for high performance; and

•	funding incentive payouts from financial results while maintaining acceptable stockholder returns.

This plan provides for bonus opportunities expressed as a percentage of base salary. Threshold (below which no bonus will be paid), target and outstanding award levels are established. There is no maximum limit on an individual employee’s annual cash bonus opportunity. The plan does establish a maximum limitation on the aggregate of all employee annual cash bonuses expressed as a percentage of operating profit. The plan’s primary performance measure is operating profit which we define as FIFO operating profit before taxes, bonus payments, charitable contributions and profit sharing plan contributions but after interest expense. We also consider return on net assets which we define as operating profit divided by assets minus liabilities. The plan provides for a participant’s cash bonus to be determined based on corporate or business unit performance depending on the participant’s responsibilities. Individual performance is also considered. For instance, the chief executive officer’s annual cash bonus award is based on our consolidated financial performance while the annual cash bonus of each president of our business segments is based pro rata on that segment’s financial performance and our consolidated financial performance. Each participant’s, including the CEO’s, annual cash bonus award may be increased or decreased based on evaluation of the individual’s overall job performance including progress toward non-financial goals.

      The objectives of our Key Employee Long-Term Performance Plan include:

•	linking compensation to factors that create long-term financial success;

•	emphasizing greater long-term orientation and competitiveness in total compensation by establishing a performance based component in addition to our existing stock incentives;

•	providing a balance to short-term incentives in the decision making process;

•	encouraging management to promote the stockholders’ and company’s overall interest by linking performance to company-wide financial results;

•	remaining competitive with respect to compensation in attracting and retaining superior talent; and

•	funding cash payments through improved business results.

      This plan provides cash payments contingent on the attainment of multi-year performance goals. At the beginning of each three year performance period, the Committee establishes performance goals and sets target award opportunities for each participant expressed as a percentage of that participant’s base salary. Results are measured over the ensuing three-year period. Participants are paid cash awards following the end of each three year period only if we achieve the targeted performance. A minimum target level (threshold) is established below which no payment will be made to any participant as well as a maximum award payment for each participant. The plan’s sole performance measure is growth in earnings before interest, taxes, depreciation and amortization, which we call EBITDA. We measure the average growth in EBITDA over each performance period against our highest previous single fiscal year EBITDA. Participants earn cash awards only if we exceed the previous record single year EBITDA on average for each of the three years in the performance period by at least 8%. The plan uses overall corporate financial performance to determine award levels. We do not consider individual segment results or individual performance.

      The Committee believes the combination of these two cash incentive plans support our long-standing practice of basing a significant portion of total compensation for key executives at risk contingent upon financial results measured with both annual and longer term elements. This strategy continues our philosophy of having competitive base salaries, and provides an opportunity for above-average annual cash bonuses with attainable long-term equity incentive expectations. In addition, the Committee has continued to award stock option grants to executive officers in smaller amounts and subject to shorter exercise availability periods than levels and terms at comparable companies. The Committee believes this strategy is consistent with the highly cyclical nature of our business which is characterized by wide periodic swings in steel and metal markets.

      In evaluating compensation matters, the Committee reviews information prepared or compiled by our employees, confers with independent executive compensation consultants as appropriate and makes decisions based on the business experience of each Committee member.

Cash Compensation

      Base Salary. Fiscal year 2004 base salaries for all thirteen executive officers increased in aggregate approximately $99,000 or 2.7%. Fiscal year 2005 base salaries for the twelve continuing executive officers have been approved by the Committee which will result in an aggregate increase in salary expense (without consideration of reduction due to the retirement of an officer subsequent to year end or of increase resulting from the election of any new officer after the start of fiscal year 2005) of approximately $237,000 or 6.8% for the group. Almost half of the 2005 aggregate increase was the result of higher than normal salary increases attributed to the promotion of two officers who assumed new responsibilities near the beginning of fiscal 2005. The Committee believes the base salary of each executive officer reflects his or her individual contribution, is within the salary range for similar positions in companies of comparable size and complexity, and is aligned with our total compensation strategy.

      Annual Incentive Bonus. During fiscal 2004 the company’s net earnings increased almost 600% over the prior year and tripled our previous best year. In each of two quarters the company surpassed its previous record earnings for an entire fiscal year. Substantial increases in net earnings occurred across all segments and nearly all divisions. We have previously said we are committed to directly linking annual cash incentives to financial results with the opportunity for above market total cash compensation for high performance. In fiscal 2003 we kept that commitment by reducing aggregate annual cash bonuses despite what we considered good overall performance relative to competitors in a difficult environment. The picture changed dramatically for fiscal 2004. With record earnings came our approval of record cash bonus payments to our executive officers as a group and our CEO. We evaluated executive officers’ individual contributions and their respective segment performance, when applicable, in the context of the company’s overall outstanding consolidated financial results. With the unprecedented level of company performance, past compensation metrics were of less guidance and we exercised our qualitative judgment in setting bonus compensation. Fiscal 2004 cash bonus payments to the thirteen executive officers, including our CEO, increased in aggregate $5,783,000 or approximately 354% above 2003 bonus levels. We believe the increase to be well justified as a direct product of the company’s record setting success over the last year. We point out that as a percentage of operating profit the company’s aggregate annual cash bonus payments to all employees declined to the lowest level in at least ten years. The Committee believes these bonus payments are consistent with the evaluation of our overall financial results and the intent of our annual incentive plan.

Long-Term Compensation

      Equity-Based. We issued stock option grants to eleven of the thirteen current executive officers during fiscal year 2004 as well as 223 other employees. The number of shares subject to grants awarded to executive officers was 155,025, approximately 18.1% of the total shares subject to options awarded to all employees during fiscal year 2004. We made these periodic grants based on an evaluation of each executive’s responsibilities and ability to influence long-term growth and profitability. As has been our practice, the option grants to our executive officers and CEO are for both a smaller number of shares and of shorter duration, seven years compared to a more common ten year term, than what we believe to be the similar equity compensation levels at most of the company’s peers. The Committee believes equity based incentives align stockholder interest with compensation levels and intends to continue issuing equity incentives, when and in the form it considers appropriate.

      Long-Term Incentive Plan. Prior to 2004 no payments had been earned under the long-term incentive plan because minimum or threshold performance measures had not been achieved. The excellent 2004 financial performance resulted in payouts for the three year performance period ended August 31, 2004, being achieved equal to 90.9% of the target amounts we established for each individual participant back at the beginning of fiscal year 2002. As a result, the twelve executive officers participating in the plan received cash payments aggregating $1,276,287. The record 2004 EBITDA plus 8% now becomes the minimum threshold that must be attained, on average, during each year of the three year performance period beginning with fiscal year 2005 and ending in 2007. The Committee considers the establishment of high, yet attainable, results over a three-year performance period to be a significant factor in balancing short term and longer term cash incentives as executive officer compensation strategy.

      Retirement Benefits. We have no defined benefit pension plans. The only long-term compensation retirement plan we have for our employees in the United States is our defined contribution profit sharing and 401(k) plan. As a result of limitations mandated by federal tax law and regulations that limit defined contribution plan retirement benefits of more highly compensated employees, including executive officers, our Board of Directors in 1996 approved the Benefit Restoration Plan. The Benefit Restoration Plan is a non-qualified plan for certain executives subject to reduced benefits. Following each year-end we contribute to a trust created under the Benefit Restoration Plan an amount equal to the additional contribution which the participant would have received under the profit sharing and 401(k) plan had the executive’s benefit not been reduced. The payments we make to the Benefit Restoration Plan for the benefit of participants, including executive officers, vest under the same terms and conditions as the relevant profit sharing and 401(k) plan. The committee believes these payments are an important element in our long-term compensation program because they restore a reasonable level of retirement benefits for executive officers and other key employees.

CEO Compensation

      The Committee annually sets Mr. Rabin’s salary based on similar positions in comparable companies. Mr. Rabin’s annual bonus is based on the same factors considered for other members of the executive officer group as described under the annual incentive plan and is tied to our overall performance with no weighting for individual segment performance. Mr. Rabin’s salary for fiscal year 2004 was $550,000, an increase of $25,000 over the prior year, a base salary level we believe to be significantly below his peers. Mr. Rabin’s cash bonus for fiscal year 2004 was set at $1,650,000, an increase of $1,410,000, over the prior year annual cash bonus. Mr. Rabin also received a payment of $345,729, or 90.9% of his target for the three year performance period ended August 31, 2004 under the Long Term Incentive Plan described above. As a result, his total cash compensation increased approximately 333% from the prior year. The substantially increased annual incentive cash bonus paid to Mr. Rabin reflected the Committee’s determination that as Chief Executive Officer with responsibility for consolidated financial performance his earnings should reflect the company’s excellent financial results and the Committee’s evaluation of his individual performance as excellent. In particular the Committee recognized the significant contributions of Mr. Rabin’s guidance and implementation of strategic direction beginning during prior periods of prolonged and difficult industry-wide market conditions which positioned the company to take full advantage of the favorable market conditions over the past year. The Committee believes Mr. Rabin’s annual cash bonus and long term incentive cash payments are consistent with the objectives and strategy of our compensation philosophy. The Committee determined that Mr. Rabin’s salary for fiscal year 2005 should be increased to $600,000. Mr. Rabin received a stock option grant for 41,800 shares during fiscal year 2004, the same amount as his last option grant the prior year.

Conclusion

      The Committee believes that current total compensation arrangements are reasonable, competitive, and consistent with the compensation philosophy and plans described above and reflect our financial results. The Committee will continue to monitor the federal tax treatment to us and to our executive officers of various payments and benefits. In that connection, we are mindful of the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended, under which a publicly held company will not be allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per certain executive officer in any year. Although it is our policy to optimize the deductibility of compensation, we may authorize compensation which may not be fully deductible by the Company. In prior years this limitation has had little or no impact on the deductibility of compensation we have paid and, with the exception of a portion of the cash compensation paid our CEO, is anticipated to have little impact during 2004. The Committee will monitor the impact of this restriction but will continue to maintain flexibility in establishing compensation policy without regard to the Section 162(m) limitations although we may, under certain circumstances, take steps to limit executive officer compensation to that which is deductible under Section 162(m) or seek stockholder approval to qualify compensation under certain performance based plans for exemption from the limits of Section 162(m). The Committee shall continue to administer compensation programs for executive officers, evaluate recommendations for establishment of performance measures under existing plans and consider new compensation policies when appropriate.

Compensation Committee
Ralph E. Loewenberg (Chairman)
Harold Adams
Moses Feldman
Anthony A. Massaro
Robert D. Neary

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Commencing in July 2000, pursuant to the terms of Murray R. McClean’s employment agreement, we made three loans evidenced by three notes to Mr. McClean. The purpose of the loans was to assist with Mr. McClean’s expenses, including the purchase of a home, in connection with his relocation from Australia to our headquarters in Dallas. One of the loans was repaid in full during fiscal year 2003. The largest aggregate amount of Mr. McClean’s indebtedness during fiscal year 2004 for the remaining two loans was $264,000. The two notes bear interest at a variable rate fixed annually each September 1 equal to U.S. Treasury Securities adjusted to a constant maturity of one year for the preceding month of July plus one percent. As of September 1, 2003, the applicable rate on the unpaid balance was 2.12%. As of September 1, 2004, the interest rate was 3.10%.

      During fiscal year 2004, Mr. McClean made early prepayments and mandatory principal payments totaling $66,000 and interest payments of $7,575 on the two notes. The unpaid principal balance at August 31, 2004, on the two notes was $198,000. In October, 2004, Mr. McClean repaid in full the entire principal and all interest due and no longer has any loan outstanding from the Company.

      Pursuant to the Sarbanes-Oxley Act of 2002, new loans to executive officers and directors are prohibited, and existing loans may not be amended or extended. As a result, we will not grant any new loans or extend or amend any existing loans to our executive officers or directors. The loans to Mr. McClean were made prior to the effective date of the Sarbanes-Oxley Act of 2002, there have been no extensions or amendments of these loans after such date and all required payments of principal and interest have been made on or before the due dates.

STOCK PERFORMANCE GRAPH

      The following graph compares the cumulative total return of our common stock during the five year period beginning August 31, 1999, and ending August 31, 2004, with the Standard & Poor’s 500 Composite Stock Price Index also known as the “S&P 500” and the Standard & Poor’s Steel Industry Group Index also known as the “S&P Steel Group.” Each index assumes $100 invested at the close of trading August 31, 1999, and reinvestment of dividends.

	Cumulative Total Return

	1999	2000	2001	2002	2003	2004

Commercial Metals Company	$100.00	$92.83	$106.49	$130.27	$138.85	$248.58
S&P 500	$100.00	$116.32	$87.95	$72.12	$80.83	$90.09
S&P Steel	$100.00	$70.10	$82.72	$75.24	$79.70	$135.96

PROPOSAL II

PROPOSED AMENDMENT TO THE 1999 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

The Board of Directors recommends a vote FOR the proposal.

      On November 8, 2004, the Board of Directors adopted a resolution amending our 1999 Non-Employee Director Stock Option Plan to provide grants of either options or restricted stock to non-employee directors of the Company, to increase the number of shares that may be purchased upon exercise of the options from 3,000 shares to 6,000 shares and to propose such an amendment to be voted on by the stockholders at this annual meeting. If the stockholders do not approve the amendment, it will not be effective. The Board of Directors strongly recommends the adoption by the stockholders of such an amendment.

DESCRIPTION OF THE AMENDMENT

      The following is a brief summary of the key features of the amendment to the 1999 Non-Employee Director Stock Option Plan. A copy of the amendment is attached to this proxy statement as Appendix A.

      The reason the board of directors amended the plan was to provide grants of either options or restricted stock to non-employee directors of the Company and to increase the number of shares that may be purchased upon exercise of the options from 3,000 shares to 6,000 shares.

      The plan currently provides for an automatic grant of stock options on the first day of each plan year, which is the yearly period during the term of the plan beginning on the date of the Company’s annual meeting of stockholders and ending on the day before the Company’s next annual meeting. Section 4 of the plan was amended to provide that this provision will apply to all grants, including restricted stock, made on or after the date of stockholder approval, and the automatic grant under Section 4.1 of the plan for the plan year beginning on the date of such stockholder approval shall be made in accordance with Section 4.1 of the plan as amended.

      Article 3 of the plan was amended to set forth the fact that the plan will now be administered by a committee appointed by the Board of Directors consisting entirely of “outside directors” as defined by Section 162(m) of the Internal Revenue Code and “non-employee directors” as defined by Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended. The amendment also allows the committee to delegate to officers of the Company the authority to perform specified functions under the plan.

      Article 4 of the plan was amended to set forth that on the first day of every plan year, each outside director serving as such on that date shall automatically be granted an award of either (i) a stock option to purchase six thousand (6,000) shares of common stock of the Company on such date or (ii) one thousand (1,000) shares of restricted stock on such date. These numbers would be adjusted to 12,000 shares purchasable upon exercise of an option and 2,000 shares of restricted stock effective with our two-for-one stock dividend to be paid on January 10, 2005 to stockholders of record as of December 13, 2004. The committee, in its sole discretion, shall determine, on or prior to such date, whether all participants shall receive stock options or all participants shall receive restricted stock for such plan year.

      Article 11 of the plan was amended to more specifically describe the corporate transactions that could affect the common stock of the Company such that an adjustment is determined by the committee to be appropriate to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the plan. The committee will have the ability to adjust any or all of the (i) the number of shares and type of common stock of the Company which thereafter may be made the subject of awards, (ii) the number of shares and type of common stock of the Company subject to outstanding awards, and (iii) the option price of each outstanding award. In lieu of the foregoing, if deemed appropriate, the committee may make provision for a cash payment to the holder of an outstanding award. Such adjustments shall be made in accordance with the rules of any securities exchange, stock market, or stock quotation system to which the Company is subject.

GENERAL PLAN DESCRIPTION

      The following is a brief summary of the key features of the 1999 Non-Employee Director Stock Option Plan which was originally adopted by the Board of Directors and made effective as of November 22, 1999.

PURPOSE AND ELIGIBILITY

      The plan is intended to attract and retain non-employee directors and more closely align their interests with the interests of Commercial Metals’ stockholders. As of the annual meeting, the Company will have seven outside directors who are eligible to participate in the plan.

NUMBER OF SHARES ISSUABLE

      The maximum number of shares of common stock initially authorized for issuance under the plan was 200,000, adjusted to 400,000 for the June 2002 two-for-one stock dividend and is subject to adjustment for stock splits and similar events, including the two-for-one stock dividend to be paid January 10, 2005. The Company may issue shares from either authorized but unissued common stock or common stock held by the Company in its treasury. Shares of common stock subject to stock options that are forfeited, terminated, settled in cash in lieu of common stock or that expired unexercised are available for grants under the plan.

AUTOMATIC YEARLY STOCK OPTION GRANTS

      Under the plan, each outside director, when elected at an annual meeting, will automatically receive an option to purchase 3,000 shares of common stock, which will be adjusted to 6,000 shares effective with our two-for-one stock dividend to be paid January 10, 2005. Each person who becomes an outside director on a date after an annual meeting will receive a pro-rated grant of stock options based on the number of days the outside director serves until the next annual meeting.

      The stock option may be exercised on the first anniversary of the date of grant for one half of the number of shares covered by the option, and the stock option may be exercised on the second anniversary for the remaining one half of the shares. When a non-employee director terminates service as a director, the unvested portion of a stock option is forfeited.

      The vesting period will accelerate upon a change of control of the Company or the termination of the non-employee director’s service as a director because of death, disability or retirement. “Change of Control” is defined as the occurrence of any of the following events: (1) a consolidation, merger or share exchange in which the Company does not survive or in which shares of common stock would be converted into cash, securities or other property, unless the Company’s stockholders retain the same proportionate common stock ownership in the surviving company after such transaction, (2) a sale, lease, exchange or other transfer of all or substantially all of the Company’s assets, (3) the approval by the Company’s stockholders of a plan to dissolve or liquidate the Company, (4) the termination of control of the Company by directors in office as of the effective date of the plan and their successors approved in accordance with the terms of the plan, by virtue of their ceasing to constitute a majority of the entire Board of Directors, (5) the acquisition of beneficial ownership of 15% of the voting power of the Company’s outstanding voting securities, subject to specified exceptions applicable to Moses Feldman, who is a director, and some of his family members and their affiliates, or (6) the appointment of a trustee in a bankruptcy proceeding involving the Company.

      The number of shares of common stock covered by an option will be determined by dividing the amount of fees to be converted to options by the value of an option. The option value is calculated by using a formula known as the Black-Scholes valuation model. The Black-Scholes method is a commonly used stock option valuation model that uses the fair market value of the stock on the date of grant, the option exercise price, the option term, the risk-free rate of return, stock volatility and dividend yield to estimate the value of a stock option.

STOCK OPTION AGREEMENTS

      Each grant of stock options must be evidenced by a stock option agreement that sets forth the total number of shares subject to the stock option, the option exercise price, the term of the option, the vesting schedule, and any other terms and provisions approved by the Committee that are consistent with the plan.

EXERCISE OF OPTIONS

      The exercise price for any share of common stock that may be purchased under a stock option is the market price of the common stock on the date of grant. On the date that the participant exercises a stock option, the participant may pay the exercise price in cash, check, bank draft or money order, with shares of the Company’s common stock owned by the participant on the exercise date, by use of a “cashless exercise” procedure with a broker who loans the exercise price to the participant, or in another form of payment acceptable to the committee.

      Cash proceeds from the sale of common stock pursuant to the exercise of stock options under the plan will be added to the general funds of Commercial Metals and used for general corporate purposes.

ASSIGNMENT OF OPTIONS; RESTRICTIONS

      Stock options may be assigned by non-employee directors to family members and related entities, subject to specified conditions. After the assignment, any applicable vesting period or termination event will continue to be determined by reference to the non-employee director. In other words, a termination of service of a non-employee director will terminate an assigned stock option according to the termination provisions summarized below under “Termination and Forfeiture”. Under current tax rules, the director remains responsible for any income tax liability resulting from the exercise of an assigned option. Stock options may also be assigned under a will or intestacy laws. Any other assignment of a stock option is prohibited.

      The granting and exercise of stock options and the Company’s obligations to sell and deliver common stock under the stock options are subject to all applicable foreign and United States laws, rules and regulations, and to required approvals on the part of any governmental agencies, stock exchanges or transaction reporting systems.

TERMINATION AND FORFEITURE

      Each stock option will terminate on the earliest of:

•	the seventh anniversary of the date of grant;

•	one year after the non-employee director’s termination of service as a director by reason of death or disability;

•	two years after the non-employee director’s termination of service as a director by reason of retirement after age 62; and

•	30 days after the non-employee director’s termination of service as a director for any other reason.

      The plan terminates January 31, 2010. Stock options granted before the plan terminates will continue to be effective according to their terms.

ADJUSTMENTS

      If an increase or decrease in the number of issued and outstanding shares of common stock occurs through the declaration of a stock dividend or through any recapitalization resulting in a stock split-up, combination, or exchange of shares of common stock, then the plan provides that an appropriate adjustment will be made in the maximum number of shares of common stock then subject to being awarded under grants pursuant to the plan. The committee also will make appropriate and proportionate adjustments to outstanding stock options.

      If the Company is the surviving or resulting corporation in a merger, consolidation or share exchange, each holder of stock options granted under the plan will be entitled to exercise the option and receive the same securities or rights as if the option holder had held the shares of common stock that the option entitled the option holder to purchase. If the Company is not the surviving or resulting corporation in a merger, consolidation or share exchange, the holder of stock options granted under the plan will be entitled to receive, as a substitute for outstanding stock options, the number of shares or amount of cash, property or assets of the surviving or resulting company that the option holder would have received if the option holder had owned the Company’s common stock that the option entitled the option holder to purchase.

      If the Company makes a partial distribution of its assets in the nature of a partial liquidation, except for certain cash dividends, then the exercise prices of outstanding stock options will be reduced in proportion to the percentage reduction in the tangible book value of the shares of the common stock as a result of the distribution.

FEDERAL INCOME TAX ASPECTS OF THE PLAN

      The Company will not, in most instances, realize federal income tax consequences when it grants a stock option under the plan. However, upon exercise of a stock option, the plan participant will recognize income in an amount equal to the difference between the fair market value of the shares on the date of exercise and the exercise price, and the Company will be entitled to a corresponding deduction.

      For purposes of determining gain or loss realized upon a subsequent sale or exchange of these shares, the participant’s tax basis will be the sum of the exercise price paid and the amount of ordinary income, if any, recognized by the participant upon exercise of the option. Any gain or loss realized by a participant on disposition of these shares generally will be a long-term capital gain or loss if the shares have been held as a capital asset for at least one year and will not result in any tax deduction to the Company.

AMENDMENT OF THE PLAN

      The Board of Directors may at any time without the consent of the participants suspend or discontinue the 1999 Non-Employee Director Stock Option Plan in whole or in part. The Board of Directors may amend the plan without the consent of the stockholders, unless the Board considers stockholder approval to be necessary or advisable to comply with tax or securities laws or with other applicable laws, policies or regulations. Unless required by law, the Board of Directors may not take any action that would adversely affect any rights of option holders or obligations of Commercial Metals to option holders without the consent of the option holder.

Vote Required

      The affirmative vote of the holders of a majority of the shares present or represented at the meeting and entitled to vote is required to adopt the amendment to the 1999 Non-Employee Director Stock Option Plan, provided that the total votes cast represent over 50% of all shares entitled to vote on the proposal.

      The Board of Directors recommends a vote FOR the approval of the amendment to the Plan.

AUDIT COMMITTEE REPORT

      For many years we have had a standing Audit Committee of our Board of Directors. Our Board of Directors annually selects the members of the Committee. Four non-employee directors, Messrs. Womack (Chairman), Feldman, Neary and Smith are presently members of the Committee. Ms. Owen served as a Committee member until January 2004. Our Board of Directors has determined that each member of the Committee is qualified to serve. The Committee satisfies all applicable financial literacy requirements and each member is independent as required by the Sarbanes-Oxley Act and as “independence” is defined by the revised listing standards of the New York Stock Exchange. Our Board of Directors has determined that Messrs. Womack, Neary and Smith meet the definition of “audit committee financial expert” as defined by the Securities and Exchange Commission.

      The Audit Committee Charter sets forth the duties and responsibilities of the Committee. The Audit Committee Charter was initially adopted on March 17, 2000, was amended and restated on September 22, 2003, to reflect new laws and regulations and proposed and adopted revisions to the New York Stock Exchange listing requirements and amended and restated on November 8, 2004. During the fiscal year ended August 31, 2004, the Committee met thirteen times. The Committee among other activities described in its charter, has sole authority for the appointment (subject to stockholder ratification), retention, oversight, termination and replacement of the independent auditor, recommends to our Board of Directors whether the audited financial statements should be included in our Annual Report on Form 10-K, reviews quarterly financial statements with management and the independent auditor, reviews with our internal audit staff and independent auditor our controls and procedures and approves, prior to rendition of services, all audit and engagement fees of the independent auditor.

      The Committee has reviewed and discussed the audited financial statements for the fiscal year ended August 31, 2004, with management and with the independent auditors. Those discussions included the matters required to be disclosed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Committee has received the written disclosures and letter from the independent auditors as required by Independence Standards Board Standard No. 1 concerning independence discussions with audit committees. The Committee has discussed with the independent auditors their independence under such standards and has determined that the services provided by Deloitte & Touche LLP are compatible with maintaining their independence. Based on the Committee’s discussion and review with management and the independent auditors, the Committee recommended to our Board of Directors that the audited financial statements for the fiscal year ended August 31, 2004, be included in our Annual Report on Form 10-K as filed November 12, 2004 with the Securities and Exchange Commission.

Audit Committee
Robert R. Womack, Chairman
Moses Feldman
Robert D. Neary
David J. Smith

PROPOSAL III

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors recommends a vote FOR the proposal.

      The Audit Committee of our Board of Directors has appointed Deloitte & Touche LLP as the independent registered public accounting firm for the fiscal year ending August 31, 2005, subject to stockholder ratification. Deloitte & Touche LLP or its predecessors have conducted the audits of our financial statements for over many years. Fees billed by Deloitte & Touche LLP to us for services during the fiscal years ended August 31, 2003 and August 31, 2004 were:

	Fiscal Year	Fiscal Year
Type of Fees	2003	2004

Audit Fees	$954,470	$1,436,063
Audit-Related Fees	$28,602	$84,756
Tax Fees	$95,910	$363,860
All Other Fees	$229,950	$0
Deloitte & Touche LLP Total Fees	$1,308,932	$1,884,679

      The above table discloses all fees we have paid Deloitte & Touche LLP for services during our fiscal years ended August 31, 2003 and 2004. The caption “audit fees” are fees we paid Deloitte & Touche LLP for professional services for the audit of our consolidated financial statements included in Form 10-K and review of financial statements included in Form 10-Qs, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements. “Audit-related fees” are fees billed by Deloitte & Touche LLP for assurance and related services that are reasonably related to the performance of the audit and review of our financial statements, “tax fees” are fees for tax compliance, tax advice, and tax planning, and “all other fees” are fees billed by Deloitte & Touche LLP for any services not included in the first three categories.

      Representatives of Deloitte & Touche LLP will be present at the meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions. The Board of Directors requests that stockholders ratify the appointment by the Audit Committee of Deloitte & Touche LLP as the independent registered public accounting firm to conduct the 2005 audit of our financial statements.

Vote Required

      The affirmative vote of the holders of a majority of shares present or represented at the meeting and entitled to vote is required to adopt the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2005.

      The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP.

GENERAL

      The annual report to stockholders covering fiscal year 2004 has been mailed to stockholders with this mailing or previously. The annual report does not form any part of the material for the solicitation of proxies.

      Pursuant to the rules of the Securities and Exchange Commission, a proposal to be presented by a stockholder at the 2006 annual meeting must be received by us at our principal executive offices no later than August 12, 2005.

      We will bear the expense of solicitation of proxies. In addition to solicitation by mail, our directors, officers and employees may solicit proxies personally or by telephone or facsimile. We will request brokers, dealers or other nominees to send proxy material to and obtain proxies from their principals and will, upon request, reimburse such persons for their reasonable expenses.

OTHER BUSINESS

      Management knows of no other matter that will come before the meeting. However, if other matters do come before the meeting, the proxy holders will vote in accordance with their best judgment.

By Order of the Board of Directors,

DAVID M. SUDBURY
Vice President, Secretary
and General Counsel

December 8, 2004

Appendix A

AMENDMENT NUMBER ONE

TO THE COMMERCIAL METALS COMPANY
1999 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

      THIS AMENDMENT NUMBER ONE TO THE COMMERCIAL METALS COMPANY 1999 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN (this “Amendment”), dated as of November 8, 2004 is made and entered into by Commercial Metals Company, a Delaware corporation (the “Company”). Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Commercial Metals Company 1999 Non-Employee Director Stock Option Plan (the “Plan”).

RECITALS

      WHEREAS, Article 9 of the Plan provides that the Board of Directors of the Company (the “Board”) may amend the Plan at any time; and

      WHEREAS, the Board desires to amend the Plan to provide grants of either options or restricted stock to non-employee directors of the Company at the Company’s annual meeting of stockholders; and

      WHEREAS, the Board desires this Amendment to be effective as of the date of the annual meeting of the stockholders at which the stockholders approve this Amendment and to apply to all grants of Awards on or after such date.

      NOW, THEREFORE, in accordance with Article 9 of the Plan, the Company hereby amends the Plan as follows, effective as of the date of the annual meeting of the stockholders at which the stockholders approve this Amendment:

      1. The Plan currently provides for an automatic grant of Stock Options on the first day of each Plan Year. Upon approval by the stockholders, this Amendment will be effective with respect to all grants made on or after the date of such approval, and the automatic grant under Section 4.1 of the Plan for the Plan Year beginning on the date of such stockholder approval shall be made in accordance with Section 4.1 of the Plan as amended herein.

      2. Article I is amended by deleting said Article in its entirety and substituting in lieu thereof the following new Article I:

ARTICLE 1

PURPOSE

The purpose of the Plan is to attract and retain Outside Directors of the Company and to provide such persons with a proprietary interest in the Company through the granting of nonqualified stock options and restricted stock that will:

(a) increase the interest of such persons in the Company’s welfare;

(b) furnish an incentive to such persons to continue their services for the Company; and

(c) provide a means through which the Company may attract able persons as directors.

With respect to any Participant who is subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934 (the “1934 Act”), the Plan and all transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 promulgated under the 1934 Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void ab initio, to the extent permitted by law and deemed advisable by the Committee.

      3. Article 2 of the Plan is amended by adding the following new Section 2.1A:

2.1A “Award” means the grant of any Stock Option or Restricted Stock.

      4. Article 2 of the Plan is amended by adding the following new Section 2.1B:

2.1B “Award Agreement” means a written agreement between a Participant and the Company that sets out the terms of the Award.

      5. Section 2.8 of the Plan is amended by deleting said Section in its entirety and substituting in lieu thereof the following new Section 2.8:

2.8 “Date of Grant” means the effective date on which an Award is made to a Participant as set forth in the applicable Award Agreement in accordance with the terms of the Plan; provided, however, that solely for purposes of Section 16 of the 1934 Act and the rules and regulations promulgated thereunder, the Date of Grant of an Award shall be the date of stockholder approval of the Plan if such date is later than the effective date of such Award as set forth in the Award Agreement.

      6. Article 2 of the Plan is amended by adding the following new Section 2.20A:

2.20A “Restricted Stock” means shares of Common Stock issued to a Participant pursuant to Section 4.1 of the Plan that are subject to restrictions or limitations set forth in the Plan and in the related Award Agreement.

      7. Section 2.23 of the Plan is amended by deleting said Section in its entirety and substituting in lieu thereof the following new Section 2.23:

2.23 [Reserved]

      8. Article 3 of the Plan is amended by deleting said Article in its entirety and substituting in lieu thereof the following new Article 3:

ARTICLE 3

ADMINISTRATION

3.1 General Administration; Establishment of Committee. Subject to the terms of this ARTICLE 3, the Plan shall be administered by a committee appointed by the Board (the “Committee”). The Committee shall consist of not fewer than two persons. Any member of the Committee may be removed at any time, with or without cause, by resolution of the Board. Any vacancy occurring in the membership of the Committee may be filled by appointment by the Board. At any time there is no Committee to administer the Plan, any references in this Plan to the Committee shall be deemed to refer to the Board.

Membership on the Committee shall be limited to those members of the Board who are “outside directors” under Section 162(m) of the Code and “non-employee directors” as defined in Rule 16b-3 promulgated under the 1934 Act. The Committee shall select one of its members to act as its Chairman. A majority of the Committee shall constitute a quorum, and the act of a majority of the members of the Committee present at a meeting at which a quorum is present shall be the act of the Committee.

3.2 Authority of the Committee. The Committee, in its discretion, shall (i) interpret the Plan, (ii) prescribe, amend, and rescind any rules and regulations necessary or appropriate for the administration of the Plan, and (iii) make such other determinations or certifications and take such other action as it deems necessary or advisable in the administration of the Plan. Any interpretation, determination, or other action made or taken by the Committee shall be final, binding, and conclusive on all interested parties. The Committee’s discretion set forth herein shall not be limited by any provision of the Plan, including any provision which by its terms is applicable notwithstanding any other provision of the Plan to the contrary.

The Committee may delegate to officers of the Company, pursuant to a written delegation, the authority to perform specified functions under the Plan. Any actions taken by any officers of the

Company pursuant to such written delegation of authority shall be deemed to have been taken by the Committee.

With respect to restrictions in the Plan that are based on the requirements of Rule 16b-3 promulgated under the 1934 Act, the rules of any exchange or inter-dealer quotation system upon which the Company’s securities are listed or quoted, or any other applicable law, rule or restriction (collectively, “applicable law”), to the extent that any such restrictions are no longer required by applicable law, the Committee shall have the sole discretion and authority to grant Awards that are not subject to such mandated restrictions and/or to waive any such mandated restrictions with respect to outstanding Awards.

      9. Article 4 of the Plan is amended by deleting said Article in its entirety and substituting in lieu thereof the following new Article 4:

ARTICLE 4

ELIGIBILITY; GRANT OF AWARDS

4.1 Automatic Grant of Awards. On the first day of every Plan Year, each Outside Director serving as such on that date shall automatically be granted an Award of either (i) a Stock Option to purchase six thousand (6,000) shares of Common Stock on such date or (ii) one thousand (1,000) shares of Restricted Stock on such date. The Committee, in its sole discretion, shall determine, on or prior to such date, whether all Participants shall receive Stock Options or all Participants shall receive Restricted Stock for such Plan Year. If a person becomes an Outside Director during a Plan Year, on a date after the first day of a Plan Year, including a person serving as a director and an Employee who becomes an Outside Director because such director’s employment with the Company terminates during such Plan Year, such Outside Director shall automatically be granted an Award in the same form as the Award granted to each other Outside Director for such Plan Year, but reduced by multiplying such Award by a fraction, the numerator of which shall be the number of days until the end of such Plan Year and the denominator of which shall be the total number of days in such Plan Year. In the event that the calculation in the immediately preceding sentence would result in a fractional share being subject to a Stock Option or Restricted Stock, the number of shares shall be rounded up to the next whole number of shares.

4.2 Election to Receive Stock Options in Lieu of Cash Fees. A Participant may elect to receive all or part of the Fees otherwise payable to him or her during a calendar year in the form of a Stock Option to purchase the number of shares of Common Stock determined as set forth below in this Section 4.2. An Outside Director who wishes to receive Fees for a calendar year in the form of a Stock Option must irrevocably elect to do so by delivering a valid Election Form during the Options Election Period to the Secretary of the Company or such other person as the Committee may designate. An Outside Director’s timely election to receive a Stock Option in lieu of cash Fees under this Section 4.2 will be effective as of the first day of the calendar year covered by the Election Form. Elections to receive Stock Options in lieu of cash Fees are irrevocable and shall be valid only for the calendar year covered by such election. The Date of Grant for Stock Options granted under this Section 4.2 will be the first day of the Plan Year immediately following the calendar year covered by the Election Form.

The Committee shall cause to be calculated the Black-Scholes Value as of the first day of the Plan Year immediately following the calendar year covered by the Election Form. The Committee shall have complete discretion to assign such values to the factors utilized in the calculation of the Black-Scholes Value as the Committee deems appropriate. The Committee may, but shall not be required to, use the services of Employees, consultants or other agents to assist the Committee in calculating the Black-Scholes Value. The number of shares subject to a Stock Option granted pursuant to this Section 4.2 shall be the number of whole shares equal to (i) the dollar amount of the Fees earned by the Outside Director that the Outside Director elected to receive in the form of a Stock Option divided by (ii) the Black-

Scholes Value. In determining the number of Optioned Shares, any fraction of a share will be rounded up to the next highest whole number of shares.

For example:

Assume that an Outside Director has elected to receive $5,000 of his or her Fees in the form of a Stock Option and that the Black-Scholes Value was determined to be $10. The Outside Director would be granted a Stock Option to purchase 500 shares of Common Stock as payment of the $5,000 compensation, calculated as follows: $5,000 divided by $10 = 500 shares.

4.3 Stock Options. Any automatic grant of a Stock Option pursuant to Section 4.1 shall be evidenced by an Award Agreement setting forth the total number of shares of Common Stock subject to the Stock Option, the Option Price, the maximum term of the Stock Option, the Date of Grant, and such other terms and provisions as are approved by the Committee, but not inconsistent with the Plan. The Company shall execute an Award Agreement with a Participant promptly after the Date of Grant of the Stock Option. The holder of a Stock Option shall have none of the rights or privileges of a stockholder except with respect to shares which have been actually issued.

4.4 Restricted Stock. Any automatic grant of Restricted Stock pursuant to Section 4.1 shall be evidenced by an Award Agreement setting forth: (i) the number of shares of Common Stock awarded, (ii) the time or times within which such Award may be subject to forfeiture, (iii) specified criteria that the Committee determines must be met in order to remove any restrictions on such Award, and (iv) all other terms, limitations, restrictions, and conditions of the Restricted Stock, which shall be consistent with this Plan. The provisions of Restricted Stock need not be the same with respect to each Participant.

(a) Legend on Shares. A stock certificate or certificates shall be issued in the name of each Participant who is granted Restricted Stock pursuant to Section 4.1 in respect of such shares of Common Stock, or such shares may be represented by uncertificated shares. Such certificate(s) or uncertificated shares shall be registered in the name of the Participant, and shall bear an appropriate legend or notation referring to the terms, conditions, and restrictions applicable to such Restricted Stock, substantially as provided in Section 14.11 of the Plan.

(b) Restrictions and Conditions. Subject to the other provisions of this Plan and the terms of the particular Award Agreements, shares of Restricted Stock shall be subject to the following restrictions and conditions:

(i) During such period as may be determined by the Committee commencing on the Date of Grant (the “Restriction Period”), the Participant shall not be permitted to sell, transfer, pledge or assign shares of Restricted Stock. Except for these limitations, the Board may in its sole discretion, remove any or all of the restrictions on such Restricted Stock whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the date of the Award, such action is appropriate.

(ii) Except as provided in sub-paragraph (b)(i) above, the Participant shall have, with respect to his or her Restricted Stock, all of the rights of a stockholder of the Company, including the right to vote the shares, and the right to receive any dividends thereon. Certificates for shares of Common Stock free of restriction under this Plan shall be delivered to the Participant promptly after, and only after, the Restriction Period shall expire without forfeiture in respect of such shares of Common Stock or after any other restrictions imposed on such shares of Common Stock by the applicable Award Agreement or other agreement have expired. Certificates for the shares of Common Stock forfeited under the provisions of the Plan and the applicable Award Agreement shall be promptly returned to the Company by the forfeiting Participant. Each Award Agreement shall require that each Participant, in connection with the issuance of a certificate for Restricted Stock, shall endorse such certificate in blank or execute a stock power in form satisfactory to the Company in blank and deliver such certificate and executed stock power to the Company.

(iii) The Restriction Period of Restricted Stock shall commence on the Date of Grant, and, subject to ARTICLE 12 of the Plan, shall expire upon satisfaction of the conditions set forth Section 4.5.

(iv) Upon Termination of Service as a Director during the Restriction Period, the nonvested shares of Restricted Stock shall be forfeited by the Participant unless such nonvested shares otherwise vest upon Termination of Service as a Director as provided by Section 4.5. Upon any forfeiture, all rights of a Participant with respect to the forfeited shares of the Restricted Stock shall cease and terminate, without any further obligation on the part of the Company.

4.5 Vesting; Time of Exercise.

(a) Stock Options granted pursuant to Section 4.1 will be exercisable in the following cumulative installments:

First Installment: A Stock Option will be exercisable for up to 50% of the Optioned Shares (rounded down so that no fractional share is exercisable) at any time following the first anniversary of the Date of Grant.

Second Installment: A Stock Option will be exercisable for the remainder of the Optioned Shares not exercisable in the first installment at any time following the second anniversary of the Date of Grant.

Notwithstanding the foregoing, the vesting of installments under Stock Options granted pursuant to Section 4.1 shall automatically accelerate and the Stock Options shall be exercisable in full upon (i) the Participant’s death, (ii) the Participant’s Termination of Service as a Director as a result of Total and Permanent Disability, (iii) the Participant’s Termination of Service as a Director as a result of Retirement, or (iv) the occurrence of a Change of Control. The determination of the Committee that any of the foregoing conditions has been met shall be binding and conclusive on all parties.

(b) Subject to any restriction in the Award Agreement, Restricted Stock granted pursuant to Section 4.1 shall vest in the following cumulative installments::

First Installment: 50% of the shares of Restricted Stock granted (rounded down so that no fractional share is vested) shall become fully vested upon the first anniversary of the Date of Grant.

Second Installment: The remainder of the shares of Restricted Stock granted shall become fully vested upon the second anniversary of the Date of Grant.

Notwithstanding the foregoing, the vesting of Restricted Stock granted pursuant to Section 4.1 shall automatically accelerate upon (i) the Participant’s death, (ii) the Participant’s Termination of Service as a Director as a result of Total and Permanent Disability, (iii) the Participant’s Termination of Service as a Director as a result of Retirement, or (iv) the occurrence of a Change of Control. The determination of the Committee that any of the foregoing conditions has been met shall be binding and conclusive on all parties.

      10. Article 5 of the Plan is amended by deleting the last sentence of the first paragraph in its entirety and substituting in lieu thereof the following new sentence:

Shares of Common Stock previously subject to Awards that are forfeited, terminated, or settled in cash in lieu of Common Stock, or expired unexercised shall immediately become available for grants of Awards under the Plan.

      11. Articles 8, 9 and 14 are amended by deleting all references to “Stock Option Agreements” and substituting in lieu thereof “Award Agreements”.

      12. Articles 9, 10, 12, 13, and 14 are amended by deleting all references to “Stock Options” and substituting in lieu thereof “Awards” and by deleting all references to “Stock Option” and substituting in lieu thereof “Award”.

      13. Article 11 is amended by deleting said Article in its entirety and substituting in lieu thereof the following new Article 11:

ARTICLE 11

CAPITAL ADJUSTMENTS

In the event that the Committee shall determine that any dividend or other distribution, recapitalization, stock split, reverse stock split, rights offering, reorganization, merger, consolidation, split-up, spin-off, split-off, combination, subdivision, repurchase, or exchange of Common Stock, issuance of warrants or other rights to purchase Common Stock, or other similar corporate transaction or event affects the Common Stock such that an adjustment is determined by the Committee to be appropriate to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of the (i) the number of shares and type of Common Stock which thereafter may be made the subject of Awards, (ii) the number of shares and type of Common Stock subject to outstanding Awards, and (iii) the Option Price of each outstanding Award. In lieu of the foregoing, if deemed appropriate, the Committee may make provision for a cash payment to the holder of an outstanding Award. Such adjustments shall be made in accordance with the rules of any securities exchange, stock market, or stock quotation system to which the Company is subject.

Upon the occurrence of any such adjustment or cash payment, the Company shall provide notice to each affected Participant of its computation of such adjustment or cash payment which shall be conclusive and shall be binding upon each such Participant.

      14. Article 14 is amended by adding the following new Section 14.11 to the end of said Article:

14.11 Legend. Each certificate representing shares of Restricted Stock issued to a Participant shall bear the following legend, or a similar legend deemed by the Company to constitute an appropriate notice of the provisions hereof (any such certificate not having such legend shall be surrendered upon demand by the Company and so endorsed):

On the face of the certificate:

“Transfer of this stock is restricted in accordance with conditions printed on the reverse of this certificate.”

On the reverse:

“The shares of stock evidenced by this certificate are subject to and transferable only in accordance with that certain Commercial Metals Company 1999 Non-Employee Stock Option Plan, a copy of which is on file at the principal office of the Company in Dallas, Texas. No transfer or pledge of the shares evidenced hereby may be made except in accordance with and subject to the provisions of said Plan. By acceptance of this certificate, any holder, transferee or pledgee hereof agrees to be bound by all of the provisions of said Plan.”

The following legend shall be inserted on a certificate evidencing Common Stock issued under the Plan if the shares were not issued in a transaction registered under the applicable federal and state securities laws:

“Shares of stock represented by this certificate have been acquired by the holder for investment and not for resale, transfer or distribution, have been issued pursuant to exemptions from the registration requirements of applicable state and federal securities laws, and may not be offered for sale, sold or transferred other than pursuant to effective registration under such laws, or in transactions otherwise in compliance with such laws, and upon evidence satisfactory to the Company of compliance with such laws, as to which the Company may rely upon an opinion of counsel satisfactory to the Company.”

      15. Except as expressly amended by this Amendment, the Plan shall continue in full force and effect in accordance with the provisions thereof.

DIRECTIONS TO COMMERCIAL METALS COMPANY

ANNUAL MEETING OF STOCKHOLDERS
JANUARY 27, 2005, 10:00 A.M.
FOUR SEASONS CONFERENCE CENTER AMPHITHEATER
4150 North MacArthur Boulevard
Irving, Texas

Directions From DFW Airport

      Take the North exit out of the airport to 114 East towards Dallas. Take the MacArthur Blvd. exit and turn RIGHT onto N. MacArthur Blvd. Continue on approximately 2 miles to the Four Seasons on the left.

Directions From Love Field

      Take the exit out of Love Field and turn RIGHT onto Mockingbird Lane. Stay on Mockingbird to 183W toward Fort Worth. Take 114 West toward Grapevine/ DFW Airport North Entry. Take the Walnut Hill Lane/ MacArthur Blvd exit. Stay straight past Walnut Hill Lane to MacArthur Blvd. and turn LEFT onto MacArthur Blvd. Continue on approximately 2 miles to the Four Seasons entrance on the left.

Directions From Downtown Dallas

      Take 35E/ Stemmons Freeway to 114 West toward Grapevine/ DFW Airport North Entry. Take the Walnut Hill Lane/ MacArthur Blvd exit. Stay straight past Walnut Hill Lane to MacArthur Blvd. and turn LEFT onto N. MacArthur Blvd. Continue on approximately 2 miles to the Four Seasons entrance on the left.

Directions From North Dallas

      From 75/ Central Expressway or the North Dallas Tollway take 635/ LBJ Freeway West toward DFW Airport. Take the President George Bush Tollway SOUTH exit (exit no. 30). Take the Las Colinas Blvd exit. Stay straight continuing past Las Colinas Blvd. to MacArthur Blvd. Turn LEFT onto MacArthur Blvd. and continue approximately 3 miles over 161 and 114 to the Four Seasons entrance on the left.

Directions From Fort Worth

      Take I-30 EAST to 360 NORTH. Take the 183 EAST exit (towards Dallas) and stay on 183 to the MacArthur Blvd. exit. Go LEFT on N. MacArthur. Continue on past Northgate to the Four Seasons entrance on the right.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

PLEASE MARK
YOUR VOTES AS
INDICATED IN ☒
THIS EXAMPLE

1. ELECTION OF DIRECTORS

FOR all nominees listed except as marked to the contrary	WITHHOLD AUTHORITY to vote for all nominees listed

☐	☐

2.	AMENDMENT TO THE 1999 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN TO PROVIDE GRANTS OF EITHER OPTIONS OR RESTRICTED STOCK TO NON-EMPLOYEE DIRECTORS OF THE COMPANY	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING AUGUST 31, 2005.	FOR ☐	AGAINST ☐	ABSTAIN ☐

NOMINEES: 01 DOROTHY G. OWEN, 02 J. DAVID SMITH, 03 ROBERT R. WOMACK	4.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

INSTRUCTION: To withhold authority to vote
for any individual nominee, write that
nominee’s name in the space provided below.

I PLAN TO ATTEND
THE MEETING. ☐

Dated:

Signature

Secured Signature if held Jointly

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in the partnership name by authorized person.

PLEASE MARK, DATE AND RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

á FOLD AND DETACH HERE á

VOTE BY INTERNET OR TELEPHONE OR MAIL
24 HOURS A DAY, 7 DAYS A WEEK

INTERNET AND TELEPHONE VOTING IS AVAILABLE THROUGH 11PM EASTERN TIME THE DAY PRIOR TO ANNUAL MEETING DAY.

YOUR INTERNET OR TELEPHONE VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

INTERNET		TELEPHONE		MAIL
http://www.eproxy.com/cmc		1-800-435-6710
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.
	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

IF YOU VOTE YOUR PROXY BY INTERNET OR BY TELEPHONE,
YOU DO NOT NEED TO MAIL BACK YOUR PROXY CARD.

PROXY COMMERCIAL METALS COMPANY 6565 NORTH MACARTHUR BOULEVARD, IRVING, TEXAS 75039

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned Shareholder(s) of Commercial Metals Company hereby appoint(s) Stanley A. Rabin, Clyde P. Selig and David M. Sudbury, or any of them as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote and act for the undersigned at the 2005 Annual Meeting of Stockholders of Commercial Metals Company to be held on Thursday, January 27, 2005 at 10:00 a.m., Central Standard Time in the Four Seasons conference center, 4150 North MacArthur Boulevard, Irving, Texas, and any adjournment, continuation, or postponement of the meeting, according to the number of votes which the undersigned is now, or may then be, entitled to cast, hereby revoking any proxies previously executed by the undersigned for the meeting.

All powers may be exercised by a majority of said proxy holders or substitutes voting or acting or, if only one votes and acts, then by that one. The undersigned instructs such proxy holders or their substitutes to vote as specified below on the proposals set forth in the Proxy Statement.

PLEASE MARK, DATE AND SIGN THIS PROXY ON REVERSE SIDE

á FOLD AND DETACH HERE á

YOU CAN NOW ACCESS YOUR CMC ACCOUNT ONLINE.

Access your CMC shareholder account online via Investor ServiceDirect(R)(ISD).

[Mellon Investor Services LLC], agent for Commercial Metals Company, now makes it easy and convenient to get current information on your shareholder account. After a simple, and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN

VISIT US ON THE WEB AT http://www.melloninvestor.com
AND FOLLOW THE INSTRUCTIONS SHOWN ON THIS PAGE.

STEP 1: FIRST TIME USERS — ESTABLISH A PIN

You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen as follows. You will also need your Social Security Number (SSN) available to establish a PIN.

INVESTOR SERVICEDIRECT(R) IS CURRENTLY ONLY AVAILABLE FOR DOMESTIC INDIVIDUAL AND JOINT ACCOUNTS.

• SSN
• PIN

STEP 2: LOG IN FOR ACCOUNT ACCESS

You are now ready to log in. To access your account please enter your:

• SSN
• PIN
• Then click on the Submit button

If you have more than one account, you will now be asked to select the appropriate account.

STEP 3: ACCOUNT STATUS SCREEN

You are now ready to access your account information. Click on the appropriate to view or initiate transactions.

• Certificate History
• Book-Entry Information
• Issue Certificate
• Payment History
• Address Change
• Duplicate 1099

• Then click on the Establish PIN button
Please be sure to remember your PIN, or maintain
it in a secure place for future reference.

FOR TECHNICAL ASSISTANCE CALL 1-877-978-7778 BETWEEN
9AM-7PM MONDAY-FRIDAY EASTERN TIME